Exhibit 21

                             LIST OF SUBSIDIARIES OF
                           DURASWITCH INDUSTRIES, INC.
                             (As of March 14, 2003)

Name of Subsidiary                        State of Incorporation or Organization
------------------                        --------------------------------------
Aztec Industries, Inc.                                     Arizona
Total Switch, Inc.                                         Arizona